 MARK A. WEISS
DIRECT DIAL: (513) 579-6955
FACSIMILE: (513) 579-6956
E-MAIL: MWEISS@KMKLAW.COM

March 30, 2001

Cintas Corporation
6800 Cintas Boulevard
Cincinnati, Ohio 45262

Gentlemen:

     We serve as your General Counsel and are familiar with your Articles of Incorporation, By-laws and corporate proceedings. On this basis, we have made an examination as to:

  The organization of Cintas Corporation;

  The legal sufficiency of all corporate proceedings of the Corporation in connection with the authorization and issuance of all presently outstanding and issued Common Stock of the Corporation; and

  The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of 4,055 shares of Common Stock to be included in a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission.

      Based upon such examination, we are of the opinion that:

  Cintas Corporation is a duly organized and validly existing corporation under the laws of the State of Washington;

  Cintas Corporation has taken all necessary and required corporate actions in connection with the issuance of 4,055 shares of newly issued Common Stock and the aforesaid 4,055 shares of Common Stock are validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

     We hereby consent to be named in the aforesaid Registration Statement and the Prospectus part thereof as the attorneys who will pass upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement and furthermore consent to references made to this firm in the Registration Statement.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. BY: /s/ Mark A. Weiss Mark A. Weiss